UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ____)*


                        EVERGREEN RESOURCES, INC.
                        -------------------------
                            (Name of Issuer)

                          Common Stock, No Par
                          --------------------
                     (Title of Class of Securities)

                                299900308
                                ---------
                             (CUSIP Number)

                            December 18, 2001
                            -----------------
         (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [     ]   Rule 13d-1(b)
     [  X  ]   Rule 13d-1(c)
     [     ]   Rule 13c-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              SCHEDULE 13G

CUSIP NO. 299900308                                     Page 2 of 4 pages


1.   Name of Reporting Person:                         John J. Ryan, III

     SS or IRS Identification No. of Above Person:

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2.   Check the Appropriate Box if a Member of a Group: (a)   [   ]
                                                       (b)   [   ]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization              United States

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          Number of                          5.  Sole Voting Power
           Shares                                957,120
        Beneficially                         6.  Shared Voting Power
          Owned By                               -0-
            Each                             7.  Sole Dispositive Power
          Reporting                              957,120
           Person                            8.  Shares Dispositive Power
            With                                 -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     957,120
--------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [   ]
--------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):     5.0%

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12.  Type of Reporting Person:                              IN

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
CUSIP NO. 299900308

Item 1.
-------

     (a)  Name of Issuer:     Evergreen Resources, Inc.

     (b)  Address of Issuer's Principal Business Address:
          1401 17th Street, Suite 1200, Denver, Colorado 80202

Item 2.
--------

     (a)  Name of Person Filing:   John J. Ryan, III

     (b)  Address of Person Filing:
          13 Avenue DE BUDE, 1202 Geneva, Switzerland

     (c)  Citizenship:   United States

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number:  29900308

Item 3.
-------

     Not Applicable

Item 4.
-------

     (a)  Amount Beneficially Owned:    957,120

     (b)  Percent of Class:   5.0%

     (c)  Number of Shares as to Which Such Person Has:

          (i)  sole power to vote or to direct the vote:    957,120

          (ii) shares power to vote or to direct the vote:  -0-

          (iii)sole power to dispose or to direct the disposition of:
               957,120

          (iv) shared power to dispose or to direct the disposition of: -0-

Item 5.
-------

     Not applicable.

Item 6.
-------

     Not applicable.

Item 7.
-------

     Not applicable

Item 8.
-------

     Not applicable

Item 9.
-------

     Not applicable

Item 10.
--------

     Not applicable


                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: January 23, 2002                 By:  /s/ John J. Ryan
                                           ------------------------------
                                             John J. Ryan, III



                               Page 4 of 4